UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   February 3, 2010

CAPITAL CITY ENERGY GROUP, INC.
(Exact Name of Registrant as Specified in Charter)
Nevada	333-140806	20-5131044
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Wilbur Drive N. Canton, Ohio	44720
(Address of principal executive offices)	(Zip Code)

   (614) 485-3110
Registrant’s telephone number, including area code:

1611 North Main Street
N. Canton, Ohio 44720

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2010 a meeting of the shareholders was held in Columbus, Ohio and the following directors were elected to the board:

Douglas Crawford, age 47, joined the Company in September, 2008 as Chief Accounting Officer and quickly moved into the role of Chief Financial Officer.  Mr. Crawford oversees all accounting functions in the North Canton, Ohio office.  Prior to joining Capital City Energy Group, Mr. Crawford was a partner at a startup software company called Imadex, a division of Ports Petroleum Co. Inc., which provided document imaging solutions to small and mid-sized businesses.  From 1995 to 2004, Mr. Crawford was the Chief Financial Officer for Ports Petroleum Co. Inc., located in Wooster, Ohio, a $750 million wholesaler and retailer of petroleum products with more than 80 locations in 15 states and wholesale clients in 20 states.  While at Ports Petroleum, Mr. Crawford directed all aspects of corporate finance, including financial strategies, accounts payable/receivable, payroll, HR, general ledger, monthly reporting, IT and tax functions. Mr. Crawford also secured external financing, managed auditing, legal, insurance, and corporate investments.  Mr. Crawford received his Bachelor of Business Administration in Accounting from Kent State University.

Michael J. McKenzie, age 71, has worked in the financial industry since the mid 1960s.  Mr. McKenzie has been an owner of Capital City Partners, Inc. and/or one of its predecessors since December of 2003.  Capital City Partners, Inc., a diversified financial services firm with subsidiaries which include Capital City Securities, LLC, a FINRA/SIPC/MSRB member broker/dealer; Capital City Asset Management Group, LLC, an SEC registered investment advisor; Capital City Insurance Group, LLC, a full service insurance agency and Capital City Consulting Group, LLC, an investment banking firm.

Ralph E. McFann, age 64, has founded, owned and operated multiple businesses in a variety of industries over his career.  He is currently the owner and CEO. of the following businesses:  All State Fire and Security, LLC; Midwest Total Systems, a residential/commercial alarm and fire protection company founded in 2007; Artistic Images Salon, LLC, a full service beauty salon founded in 2005; Big Beaver Creek Golf Club, purchased in 2003; Piketon Parts Corporation, an automotive and heavy parts retail distributor and a Husquavarna and Mahindra dealership founded in 1986; Valley Materials Corp., an asphalt manufacturing, sand and gravel operation founded in 1986; Valley Paving, Inc., a paving consulting company founded in 1976.  Ralph is also chariotably involved with a variety of organizations, such as the Masonic Temple, Shrine Club, American Legion and Kentucky Colonels.  Mr. McFann has also served within local government and on his local school board.

William (Bill) D. Faith, age 54, has worked across the national affordable housing field sine 1980 and continues to lead not-for-profit corporation, COHHIO, Ohio’s leading advocacy organization in that area, where he has been executive director since 1994.  Additionally, Mr. Faith is chairman emeritus of the National Low Income Housing Trust, where he continues serving as a board trustee, as well as several additional statewide and local boards, such as the Ohio Housing Trust Fund Advisory Board and the Columbus/Franklin County Housing Trust Corporation.  He is the past recipient of several prestigious awards, including the Fannie Mae Foundation’s Community Fellowship Award in 2004.

Timothy S. Shear, age 54, continues to work as Senior Vice President at Capital City Partners, within the securities and financial services industry, as he has for the past two decades, where he holds various licensures and registrations to conduct his professional practice.  Additionally, Mr. Shear is a principal owner of Farrington, Shear & Associates, an Ohio-registered, governmental consulting agency and Limited Liability Company, as well as Indigenous Pictures, LLC.  Both concerns are privately held companies.  Shear currently serves as Chief Executive Officer of Capital City Energy Group, Inc.  A graduate of Ohio State University, Mr. Shear attended graduate school there as well.  Shear previously worked in the Ohio Senate, elsewhere within the Ohio legislative arena and continues to serve in political roles as well as a local Rotarian.

Todd E. Crawford, age 51, has worked in the financial industry since 1988.  Todd has been a principal with Capital City Partners, Inc. and or one of its’ subsidiaries since January of 2004 and is currently the CEO of the company.  Capital City Partners, Inc., a diverse financial service firm whose subsidiaries include Capital City Securities LLC, a FINRA broker dealer member, SIPC & MSRB, Capital City Asset Management Group LLC, an SEC registered investment advisor, Capital City Insurance Group LLC, a full service insurance agency and Capital City Consulting Group LLC, an investment banking firm.  Todd served on the Board of Capital City Energy Group, Inc. (symbol CETG.PK) for a very brief period when the firm initially went public in March, 2008 to help set-up board committees.

On February 15, 2010, Mr. Douglas Crawford, prior CEO and a member of the Board of Directors, submitted his resignation in order to pursue other career opportunities.  There were no known disagreements between Mr. Crawford and the Company.  His resignation is to become effective on March 31, 2010.

On February 16, 2010, due to the resignation of Mr. Douglas Crawford, Mr. Timothy Shear was appointed as the Company’s CEO.  Mr. Shear is also an elected member of the Board of Directors.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capital City Energy Group, Inc.

Date: March 15, 2010	By:	/s/ Tim Shear
Tim Shear
CEO